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                                                                   Exhibit 99.1

                               MFIC CORPORATION

             Summary of Terms for Common Stock Purchase Obligation
             -----------------------------------------------------

     The following terms and conditions shall constitute a form of binding contract or agreement between the parties and is intended to constitute a definitive agreement among the parties superseding any and all prior discussions, negotiations, and written or verbal offers.

Parties: MFIC Corporation, a publicly held Delaware corporation (the "Company" or "MFIC")

                                      and

                              Irwin J. Gruverman
                              14 Tanglewood Road
                              Needham, MA 02494


Common Stock:  Common Stock, $.01 par value per share, of the Company

Common Stock
Purchase:      $250,000 of restricted Common Stock

Securities
Purchase:      1.   The Company shall have the right to sell to Mr. Gruverman
               and Mr. Gruverman shall have the obligation to purchase from the Company, through and including December 15, 1999, subject to certain conditions precedent set forth below, $250,000 of the Company's restricted Common Stock (the "Shares") at a per share purchase price equal to the lesser of: (i) the Average Closing
               Price of the Common Stock for the ten (10) business days beginning September 9, 1999 and ending September 22, 1999 less a
               20% discount, or (ii) the average closing price, less a 20% discount, for the ten (10) business days prior to of the Company's closing of a loan facility with a senior lender.

Conditions
Precedent:     Mr. Gruverman's obligation to purchase the Shares is conditioned upon the Company's closing of a credit facility with an
               institutional lender or lenders on or by December 15, 1999 in an amount providing advance formula availability to the Company of not less than $4.2 million and which credit facility provides excess borrowing availability of at least $500,000 above the
               Company's loan payoff liability to Comerica Bank, or such lesser amount as Mr. Gruverman shall reasonably deem to be adequate and sufficient for the Company's projected financial needs. If such credit facility is based upon a formula, the formula and
               availability thereunder shall exclude the proceeds resulting from
               Mr. Gruverman's purchase of the Shares.
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Right to Put
to Company:    Mr. Gruverman shall have the right to resell the Shares to the
               Company at any time after the closing of the Common Stock purchase transaction, at an aggregate purchase price of $1.00 for all such Shares.

Use of
Proceeds:      The proceeds from the sale of Shares will be used generally for working capital but is intended primarily for increased expenditure for Sales/Marketing, promotion and related staffing.
               Proceeds from the sale of the Shares may not be used for the repayment of non-trade related debt, or for the payment of deferred or accrued compensation owed to employees, consultants or professional advisors of the Company.

Lock-up
Agreement:     Mr. Gruverman shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Shares or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of such ownership, for a period of two (2) years (the "Lock-up Restriction").

Legending
of Shares:     Mr. Gruverman acknowledges that he is acquiring the Shares for his own account, for the purpose of investment and is not acquiring the Shares with a view to, or for resale in connection with, a distribution, nor with any present intention of distributing or selling the Shares and understands that the Shares have not been registered under the Securities Act of 1933, as amended, and that the Shares shall bear a restrictive legend to that effect.

Expenses:      The Company will pay for the legal and other transaction related expenses.

Finders Fees/
Commissions:   There are no finders' fees payable in connection with the
               purchase of the Shares hereunder. The Company and Mr. Gruverman hereby indemnify each other for any finder's fees or commissions for which either are responsible.

Additional
Provision(s):  If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the assets or otherwise, the Lock-up Restriction shall terminate.

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Nothing contained herein shall have any effect either upon the validity and enforceability of nor shall anything contained herein modify or amend the outstanding Warrant for the Purchase of Common Stock of MFIC Corporation permitting Mr. Gruverman to purchase up to 100,000 shares of MFIC Common stock at a per share price of $.52 and having an expiration date of July 2, 2004.


Agreed and accepted on this 23rd day of September, 1999.



                               MFIC Corporation,
                    as authorized by its Board of Directors
                with Irwin Gruverman, as a Director, abstaining
             from all aspects of the transaction and vote thereon


                   By: /s/ Michael A. Lento
                       -----------------------------------------
                       Michael A. Lento, President and Director



                   By: /s/ James N. Little
                       -----------------------------------------
                       James N. Little, Director


                   By: /s/ Vincent B. Cortina
                       -----------------------------------------
                       Vincent B. Cortina, Director



                                   Purchaser


                            /s/ Irwin J. Gruverman
                       ________________________________
                              Irwin J. Gruverman

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